Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 7 DATED AUGUST 4, 2020

TO THE PROSPECTUS DATED APRIL 15, 2020

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated April 15, 2020 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to provide an update to rent collections and hotel occupancy on our portfolio in light of COVID-19.

July 2020 Rent Collections Update

As of July 30, 2020, we have collected 97% of rent across all asset classes which continues to demonstrate that there has been no significant impact on the Company’s collections during the COVID-19 pandemic to date. Below is the breakdown by asset class as of July 30, 2020:

•	Multifamily (42% of AUM) is 94% collected and 0.5% lower than the prior month at the same time;

•	Office (29% of AUM) is 99% collected and consistent with the prior month at the same time;

•	Industrial (8% of AUM) is 100% collected and 3% higher than the prior month at the same time; and

•	Medical Office (5% of AUM) is 87% collected and 3% lower than the prior month at the same time

Finally, hotel (5% of AUM) performance continues to recover. Month-over-month hotel occupancies have increased by 7% from an average occupancy of 38% in June to 45% in July.

SREIT-SUP7-0820